Exhibit 99.1

Moody’s Corporation Prices Senior Unsecured Notes Offering

NEW YORK – (BUSINESS WIRE) – Moody’s Corporation (NYSE: MCO) (“Moody’s” or the “Company”) today announced that it priced an underwritten public offering of $300 million aggregate principal amount of 5.25% senior unsecured notes due 2044 in a reopening of its existing series of such notes (the “Notes”). The offering is expected to close on November 17, 2015, subject to customary closing conditions.

The Notes form a part of the series of the Company’s outstanding 5.25% Senior Notes due 2044 and have the same terms as the existing notes of this series issued by the Company. The Notes will have the same CUSIP number as the existing notes and will trade interchangeably with the existing notes immediately upon settlement. Upon issuance of the Notes, the aggregate principal amount outstanding of the Company’s 5.25% Senior Notes due 2044 will be $600 million.

Moody’s expects to use the net proceeds from this offering for general corporate purposes, including working capital; capital expenditures; acquisitions of or investments in businesses or assets; the redemption and repayment of other indebtedness; and purchases of its common stock under its ongoing stock repurchase program.

Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are the joint book-running managers of the notes offering.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”). A prospectus supplement and accompanying prospectus describing the terms of this offering will be filed with the SEC. Copies of the prospectus supplement and the accompanying prospectus may be obtained at no cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC can arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146 or calling J.P. Morgan Securities LLC collect at (212) 834-4533.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Moody’s Corporation

Moody’s is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody’s Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody’s Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $3.3 billion in 2014, employs approximately 10,200 people worldwide and maintains a presence in 35 countries.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. The forward-looking statements in this release are made as of the date hereof, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the level of merger and acquisition activity in the US and abroad; the uncertain effectiveness and possible collateral consequences of US and foreign government initiatives to respond to the current world-wide credit market disruptions and economic slowdown; concerns in the marketplace affecting Moody’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new US, state and local legislation and regulations, including provisions in the Financial Reform Act and regulations resulting from that Act; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to Moody’s rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquiries to which the Company may be subject from time to time; provisions in the Financial Reform Act legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services; the possible loss of key employees; failures or malfunctions of Moody’s operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those Legacy Tax Matters and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; exposure to potential criminal sanctions or civil remedies if the Company fails to comply with foreign and US laws and regulations that are applicable in the jurisdictions in which the Company operates, including sanctions laws, anti-corruption laws and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2014 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Michael Adler

Senior Vice President

Corporate Communications

212.553.4667

michael.adler@moodys.com

or

Salli Schwartz

Global Head of Investor Relations

212.553.4862

sallilyn.schwartz@moodys.com

SOURCE: Moody’s Corporation